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                                                                       EXHIBIT 8

                   [Letterhead of Jones, Day, Reavis & Pogue]

                                November 6, 1998

HBO & Company
Merger Sub
301 Perimeter Center North
Atlanta, Georgia 30346

Access Health, Inc.
335 Interlocken Parkway
Broomfield, Colorado 80021

        Re:Merger of a new directly wholly-owned subsidiary ("Merger Sub") of HBO & Company ("Parent") into Access Health, Inc. ("Acquired Company")

Ladies and Gentlemen:

    This opinion is being delivered in connection with the Agreement of Merger ("Merger Agreement"), dated as of September 28, 1998, as amended as of October 26, 1998, by and among Parent, HBO & Company of Georgia, and Acquired Company. Pursuant to the Merger Agreement, Merger Sub will merge with and into Acquired Company (the "Merger"), and Acquired Company will be the survivor. Except with respect to payments of cash to Acquired Company stockholders in lieu of fractional shares of Parent stock, one hundred percent (100%) of Acquired Company stock outstanding immediately prior to the Merger will be exchanged solely for Parent voting stock.

    This opinion is issued with respect to certain Federal income tax consequences of the Merger. Reference to such opinion is made in the Proxy Statement/Prospectus of Parent and Acquired Company, dated November 6, 1998. All capitalized terms not otherwise defined herein have the meaning assigned to them in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    We have acted as legal counsel to Parent in connection with the transaction described above. As such, and for the purpose of rendering this opinion, we have examined (or will examine) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

        1.  The Merger Agreement;

        2. The Proxy Statement/Prospectus of Parent and Acquired Company, dated November 6, 1998;

        3.  The representation letter from Parent and Merger Sub to us;

        4.  The representation letter from Acquired Company to us;

        5. Such other documents, letters, records and matters of law as in our judgment were necessary or appropriate.

    In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that original documents (including signatures) are authentic, that documents submitted to us as copies conform to the original documents, and that there has been (or will be) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
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November 6, 1998
Page 2

We have assumed that all transactions will be consummated pursuant to applicable state law in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus.

    Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for Federal income tax purposes, the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code.

    In addition to your request for our opinion on the specific matter of Federal income tax law described above, you have asked us to review the discussion of Federal income tax issues contained in the Registration Statement on Form S-4. We have reviewed the discussion entitled "Certain Federal Income Tax Consequences" contained in the Registration Statement and believe that such information fairly presents the current Federal income tax law applicable to the Merger and certain material Federal tax consequences to Parent, Merger Sub, Acquired Company, and Acquired Company's shareholders as a result of the Merger.

    In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

        1. This opinion represents and is based upon our best judgment regarding the application of Federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and we cannot provide assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, we cannot provide assurance that future legislative, judicial or administrative changes would not, on either a prospective or retroactive basis, adversely affect the accuracy of the conclusions stated herein. Moreover, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws as they might relate to this opinion.

        2. This opinion addresses only whether the Merger will qualify as a reorganization under Section 368(a) of the Code above. The opinion does not address any other Federal, state, local or foreign tax consequences that may result from any other transaction.

        3. No opinion is expressed as to any transaction other than the Merger as described in the Proxy Statement/Prospectus (taking into account the merger contemplated by the Agreement and Plan of Merger dated as of October 17, 1998 between Parent and McKesson Corporation). Moreover, we have assumed that all the transactions described in the Merger Agreement have been or will be consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof and that all of the representations, warranties, statements and assumptions upon which we have relied remain true and accurate at all relevant times. In the event that any of the representations, warranties, statements or assumptions upon which we have relied is not correct and complete in all material respects, this opinion would be adversely affected and should not be relied upon.

        4. This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Sections 6.5 and 7.4 of the Merger Agreement and is intended solely for the benefit of Parent, Merger Sub, Acquired Company and the shareholders of Acquired Company. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

        5. We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Parent to which this opinion appears as Exhibit 8 and the references to this firm under the headings "Certain Federal Income Tax Consequences" and "Certain Legal Matters" in such Registration Statement.

                                          Very truly yours,

                                          /s/ JONES, DAY, REAVIS & POGUE